Exhibit 10.11

Date of Loan Approval：5/18/2017

Borrower: Xiamen Pop Culture Co., Ltd.

Legal Representative/Person in Charge: HUANG ZHUO QIN

Address：

Confirmation Letter of Standard Chartered Bank Unsecured Loan for Small and Medium-sized Enterprises

On account of the borrower’s application to Standard Chartered Bank (“our Bank”), our Bank hereby confirms that we will provide small loans in Renminbi according to the following conditions:

principle (RMB) *	term (month)	monthly interest rate**	monthly payment***
1,500,000.00	36	1.46%	53,8583,10

method of payment	method of repayment	lending method
avera capital plus interest method	payment by borrower****	[once/twice]

*Approved loans exceeding RMB1,000,000 will be made at twice, of which the second loan cannot be made without borrower’s compliance with the “special term” rule 1 as set below.

**Our bank will provide the borrower with a preferential monthly interest rate 0.21%~09.25% (the final specific range shall be made by our Bank) lower than the original monthly rate without preference if the approved loans exceeds RMB1,000,000 and borrower complies with special term rule 1. For borrowers who have already been approved a preferential interest rate, such adjustment shall be made according to the original rate without preference, not the applied preferential interest rate. The repayment schedule or notice made of similar related documents shall prevail when it comes to the final application of preferential interest rate and term of conditions. However, such preferential interest rate shall have no influence upon our Bank’s rights of raising the loan interests for borrower or others under agreed conditions.

***If the release date of loan is the 26th or any day after 26 of any calendar month, the first payment shall be greater than the monthly payment recorded hereupon. The specific date and sum of monthly payment might alter according to the releases of loan where the payment schedule or notice made of similar related documents shall prevail.

****Unless local laws and regulations requires entrusted payment.

Penalty rate of Payment Delay: Up to 150% annual rate applying to borrower on the occasion; multi-stage interest calculating in the case that PBC adjusts Penalty rate of Payment Delay.

Penalty rate of Embezzlement: Up to 200% annual rate applying to borrower on the occasion; multi-stage interest calculating in the case that PBC adjusts Penalty rate of Payment Delay.

Penalty rate of Default of Payment: 150% annual rate applying to borrower on the occasion if breach of contracts occurs, other than payment delay, embezzlement, etc. The higher penalty rate shall prevail if multiple defaults occur.

Liquidated Damages for Prepayment: 5% of repayment if borrower makes prepayment application within 1 year (including 1 year) since loan release date; 3% of repayment if borrower makes prepayment application after 1 year (excluding 1 year) since loan release date. Borrower can prepay in full (not partly) with our Bank’s consent.

Special Terms:

1.	Approved loan will be made at twice, if the approved principle (the “Principle” defined in this Confirmation Letter shall hereinafter prevail) exceeds RMB1,000,000, of which the first release is RMB1,000,000 and the rest (the difference of approved principle and RMB1,000,000) cannot be made without compliance with all the following rules otherwise the bank shall have right to cancel the release of the rest loans with written notice:

(1)	Borrower is with a good credit standing and no default or any other events that might influence his ability to pay has occurred;

(2)	Borrower should have sent to bank (the date of receipt by bank shall prevail) the application for the first release of loan and other related qualified documents within 10 (included) days since loan approval. (if this clause is not satisfied, there might be cancellation of the rest of loan because of the delay of the first release.);

(3)	Borrower should send to bank (the date of receipt by bank shall prevail) application for release of the rest of the loan and other documents required by the bank during the period from that he having made properly two payments on schedule to 85 (included) days (the date should be the previous working day if it is non-working day) since loan approval on condition that Borrower has sent to the bank the application for first loan release and other related qualified documents according to clause (2) above. ( Borrower can submit application for loan release in advance and not later, and borrower shall guarantee the veracity and completeness of such documents or else it might lead cancellation of release of the rest of loan) (bank shall start processing the application for release of the rest of loan only if the calculation of terms has already begun as it sets above); and

(4)	Borrower shall submit at the same time as he submits loan release application the Statement of Use of Settlement Account of which the content and form shall comply with bank’s requirement to confirm that he has notified related clients to make related business payments to the related bank account Borrower opens at the bank.

2.	Within any six consecutive calendar months of the loan duration, if borrower’s current accounts at the bank (all of his current accounts count) have met the line of 3 (included) foreign exchange remittance inward or outward in a monthly range or Borrower has met the line of 1 delivery of import and export documents under letter of credit or collection in a monthly range, borrower may make application and bank has the right to approve an annual rate 1% lower than the original rate based on the conditions above. Terms of application of such preferential rate and the sum of payment after such adjustment should be subject to bank’s notices of such matters.

This Confirmation Letter comes into effect upon the receipt by borrower.

The Loan of this Confirmation Letter shall be effective within 30 days since the date written at the top left of this Letter. If the loan is not drawn during a proper period of time, the loan can no long been drawn and borrower shall reimburse the loss of our Bank for such matter unless our Bank gives other consent or the application and the clause and rule others agrees. With dependent consent of our Bank, matters of the loan can continue as agreed in this Confirmation Letter.

Note: The annual interest rate should be product of corresponding monthly interest rate and 12. Our Bank makes calculation of the actual daily interest rate by dividing the annual rate by 360. Interest accumulates on a daily basis and our Bank calculates the number of monthly payment, including the interest and principle to be repaid at that month, in the equal principal and interest method. The monthly payment number of this Confirmation Letter is a rough estimation by our Bank based on the rate of such product published by our Bank under the condition when this Confirmation Letter is made and it may alter if conditions change in the process of actual performance.

This Confirmation Letter is subject to Standard Chartered Bank Unsecured Loan for Small and Medium-sized Enterprises Form and Terms and Conditions (“Application Form and Terms and Conditions”) and makes part of the Loan Contract of the loan.

This Confirmation Letter shall prevail if there is any difference between Standard Chartered Bank Unsecured Loan for Small and Medium-sized Enterprises Form and Terms and Conditions and this Confirmation Letter.

Except as otherwise stipulated in the application form and the terms and conditions, the release of the loan must also be subject to the following conditions: Borrower has successfully opened an account at the branch in China of Standard Chartered Bank as required; and the industrial and commercial information of Borrower shall reflect the latest status of borrower in a timely manner and shall continue to comply with the approval requirements of our Bank.

The address of Borrower specified in this Confirmation Letter will be used as the address for the relevant judicial documents. The relevant judicial documents (including subpoenas, award documents, enforcement documents, etc.) are served by the court when they are sent to the such address unless laws or administrative regulations provide otherwise. Borrower shall bear the legal liabilities that may arise due to the inaccurate address or failure to inform the changed address in a timely manner.

Borrower’s failure to submit a report on the payment of loan in accordance with our Bank's requirements within 3 months after the withdrawal and invoice, business contract, payment voucher, or other supporting materials approved by our Bank related to such payment to our Bank’s satisfaction will be considered as one of the major breaches, and our Bank reserves the right to take immediately any measure including but not limited to cancelling remaining loan, adjusting loan interest rate, adjusting loan risk classification or announcing loan expiry immediately.

Standard Chartered Bank (China) Limited Xiamen Branch Office

This computer printed confirmation does not need to be signed by the person in charge of our Bank

Notice: Please do not sign any blank documents

(SEAL)	Business license No.:

Organization Code:

The borrower agrees to accept this Confirmation Letter and confirms that a copy of this letter has been received.

Legal Representative (Person in Charge) or Authorized Agent/Official Seal/Date

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